(Duane Morris Letterhead)

Exhibit 99.1

*** Confidential portions of this document have been redacted and separately filed with Commission.

March 23, 2007

Robert Putnam Senior Vice President e.Digital Corporation 16770 West Bernardo Drive San Diego, CA 92127

Re:	Agreement for Legal Services and Contingent Fee Arrangement (“Agreement”)

Dear Robert:

We are pleased that e.Digital Corporation (the “Company” or “e.Digital”) has selected Duane Morris to act as its exclusive legal counsel in connection with the assertion of its patents - U.S. Patent Nos. 5,491,774; 5,742,737; 5,787,445; 5,839,108; and 5,842,170 (collectively, the “Norris patents”) against any infringers infringing in the past or in the future (“Patent Enforcement Matters”). It is understood the Company will work with Duane Morris on all Patent Enforcement Matters.

The first target is contemplated at this time to be ***. The scope of this engagement specifically includes the filing of litigation, if necessary, against any other third party infringer. Before agreeing to represent e.Digital in connection with any litigation, Duane Morris reserves the right to review each case on its own merits to make a determination of the merits of the case, and resolve any conflict issues. In the event that Duane Morris is unable or unwilling to represent the Company in connection with any individual piece of litigation, the parties agree that that engagement shall be excluded from Duane Morris’ contingent fee, and the Company shall be free to retain separate counsel for that individual piece of litigation.

Fees. Duane Morris will agree to handle e.Digital’s Patent Enforcement Matters on a contingent fee basis. In other words, our fee will depend upon whether or not we are able to recover any sums on e.Digital’s behalf, including but not limited to by way of settlements, judgments, licensing transactions, or the completion of any other transaction (the “Resolution”). We have advised you that our fees are normally based on the time spent and the regular hourly rates of each attorney and legal assistant performing services on e.Digital’s behalf regardless of the outcome. However, given the nature of e.Digital’s cases, you have chosen to accept our offer to handle the matter on a contingency fee basis and you have rejected hourly rate representation. Accordingly, our fees will be based upon any Resolution as follows:

Robert Putnam
March 23, 2007

Contingent Fees Without Litigation. In the event that the Company licenses the Norris Patents without filing litigation, Duane Morris’ fee will be 40% of the licensing fee.

Contingent Fee in the Event of Litigation.  In the event that a party refuses or is not asked to license the Norris Patents or any element thereof, and litigation is filed, Duane Morris shall be entitled to the following contingent fees of the total recovery (“Total Contingency Amount”) in each individual case upon the Resolution of the matter:

Upon filing of complaint or counterclaim	40%
in declaratory judgment action

Upon appeal of trial	50%

In the event of any appeal of a judgment in favor of the Company, Duane Morris agrees to handle such appeal. In the event of a judgment entered against the Company that results in no payment to the Company, then Duane Morris has the right in its sole discretion to determine whether it will handle the appeal from such adverse judgment.

In the event that the settlement of any litigation involves any cross-license of technology or the acquisition of any assets, the parties agree that Duane Morris shall be entitled to its contingent fee based on a good faith estimate of the overall value of the cross-license or acquisition of assets.

Contingent Fee in the Event of Other Events (“Alternate Transaction”). In the event that during the term of this Agreement, there is an acquisition of e.Digital’s stock or assets by a third party, including but not limited to, an acquisition of the Norris Patents such that there is a change in control, or if the Company files or is involuntarily placed in a bankruptcy or other insolvency proceeding, or in the event the Company terminates this Agreement for any reason, the parties agree that Duane Morris shall be entitled to collect accrued costs and a fee equal to three times its overall time and expenses accrued in connection with this Agreement through the date of such transaction, plus a fee of fifteen percent (15%) of a good faith estimate of the overall value of the Norris Patents as of the date of the Alternative Transaction.

Robert Putnam
March 23, 2007

Duane Morris agrees that any amounts that e.Digital pays for expenses pursuant to the first paragraph of ¶2 below will be deducted from the recovery before calculating its contingent fee.

2. Expenses and Costs.

(a) In the handling of any matter, there will be certain expenses incurred on behalf of e.Digital, such as filing fees, expert fees, photocopying, messenger service, overnight mail, fax, long distance phone charges, and local and out of town travel, if necessary. Subject to Paragraphs 2(c) and 2(d), Duane Morris has agreed to advance sufficient funds to cover all expenses and costs incurred by Duane Morris (but not by others) in connection with said matter. As a result, Duane Morris will have the right to control, after consultation with e.Digital, the selection of experts for each matter and any other outside vendors that may provide services to e.Digital in connection with each matter.

(b) e.Digital agrees to be solely responsible for payment of any other attorneys’ fees and expenses, including but not limited to, attorneys fees and expenses of any lawyers that may have previously represented e.Digital, or any party with any interest in any of the Patents, any lawyers that may work together as co-counsel with Duane Morris in the representation of e.Digital, and any lawyers that may succeed Duane Morris in any representation of e.Digital. Any payments required to be made by e.Digital pursuant to this Paragraph 2(b) shall not reduce the Total Contingency Amount.

(c) e.Digital agrees to promptly reimburse all expenses and costs incurred by Duane Morris in each matter upon receipt of gross proceeds of any recovery or upon consummation of an Alternate Transaction. Any payments required to be made by e.Digital pursuant to this Paragraph 2(c) shall reduce the Total Contingency Amount.

(d) Notwithstanding paragraph 2(a), above, if the Company terminates the services of Duane Morris with respect to a matter prior to the conclusion of the matter, e.Digital agrees to promptly reimburse all expenses and costs incurred by Duane Morris in each matter. Any payments required to be made by e.Digital pursuant to this Paragraph 2(d) shall not reduce the amounts due under the Alternative Transaction provision.

3. Settlement/Closing. We shall keep you advised of all significant developments in the course of our representation of you in this matter, and will promptly communicate to you any settlement proposals.

Robert Putnam
March 23, 2007

4. Waiver. Given the scope of our business and the scope of our client representations through our various offices in the United States and abroad, it is possible that some of our present or future clients will have matters adverse to you or your organization while we are representing you. We understand that you have no objection to our representation of parties with interests adverse to yours, and waive any actual or potential conflict of interest as long as those other engagements are not substantially related to our services for you.

We agree, however, that your consent to, and waiver of, such representation shall not apply in any instance where, as a result of our representation of you, we have obtained proprietary or other confidential information of a non-public nature, that, if known to such other client, could be used in any such other matter by such client to your material disadvantage or potential material disadvantage. By agreeing to this waiver of any claim of conflicts as to matters unrelated to the subject matter of our services to you, you also agree that we are not obliged to notify you when we undertake such a matter that may be adverse to you.

Similarly, new lawyers frequently join our firm. These lawyers may have represented parties adverse to you while employed by other law firms or organizations. We assume, consistent with ethical standards, that you have no objection to our continuing representation of you notwithstanding our lawyers’ prior professional relationships.

This will also confirm our understanding that, unless we reach an explicit understanding to the contrary, we are being engaged by, and will represent e.Digital, and not any parent, subsidiary or affiliated entities of e.Digital, and that we are not being engaged to represent any officers, directors, members, partners, shareholders or employees of e.Digital.

Occasionally, it is either necessary or desirable to disclose a client’s name. Furtherance of the interests of the client may require disclosure. As to those matters, by signing this agreement e.Digital authorizes such disclosure. The Firm would also like to be able to identify e.Digital on its list of representative clients. Please initial below to authorize the disclosure of e.Digital’s name on our client list.

/s/RP
Initial for Authorization

5. Miscellaneous.

a. The Company hereby grants Duane Morris a lien which attaches to all claims, causes of action, and recoveries by the Company, which lien shall secure all amounts payable to Duane Morris pursuant to this Agreement or otherwise. Subject to any outstanding liens for financing, the Company also grants a security interest to Duane Morris in the Norris Patents to secure the Company’s obligations under the terms of this Agreement, including but not limited to, Duane Morris’ right to 15% of the reasonable value of the Norris Patents in the event of an Alternative Transaction. The Company will cooperate in signing such documents as Duane Morris reasonably believes to be necessary to perfect its security interest in the Norris Patents.

Robert Putnam
March 23, 2007

b. Duane Morris and the Company recognize that a potential remedy in patent litigation is an award of attorneys’ fees for or against the Company. We have discussed this possibility and the Company understands that the Company would be solely responsible for the payment of such fees and costs, in the event a Court were to make such an award in favor of any defendant. By the same token, in the event that the Company were awarded its fees and costs in connection any Patent Enforcement Matter, the amount of such an award would be added to the remainder of the judgment for purposes of calculating the gross amount of the Company’s recovery.

c. The Company acknowledges that it understands that (i) it could be required to pay compensation to Duane Morris for services with respect to matters other than Patent Enforcement Matters and (ii) the fee set forth herein is not set by law, but is negotiable between Duane Morris and the Company.

d. The parties agree that any disputes relating to the determination of any valuations to be conducted pursuant to this Agreement (but not any disputes relating to the quality or propriety of Duane Morris’ services), shall be submitted to a mutually acceptable expert whose determination shall be final and binding on the parties absent manifest error. If the parties are unable to agree on an expert, a national accounting firm which does not have a material relationship with either party shall be chosen by lot. The fees and expenses of such expert shall be borne equally by the parties.

e. At its own cost, the Company shall provide technical services to support Duane Morris’ prosecution of the Patent Enforcement Matters.

f. The Company will remain in close contact with Duane Morris, and the Company will be available to consult with Duane Morris as developments occur. The Company will advise Duane Morris immediately of any problems or developments that the Company becomes aware of relating to this Agreement.

Duane Morris encourages the Company to take a reasonable opportunity to review the terms of this Agreement with independent counsel of its choice in order to confirm its satisfaction with the terms contained herein. California Rule of Professional Conduct Section 3-300 requires that a client be afforded this notice. If this Agreement meets with your approval, please indicate so by signing the enclosed copy of this letter and returning it to me in the enclosed self-addressed, stamped envelope. We appreciate very much the opportunity to represent you.

Robert Putnam
March 23, 2007

Respectfully yours,
/s/ JAMES Y. C. SZE James Y. C. Sze

AGREED AND ACCEPTED

e.Digital Corporation

Signature:
By:	/s/ ROBERT PUTNAM
Title:	Senior Vice President